Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
STEELE OCEANIC CORPORATION
AN OKLAHOMA CORPORATION

I, the undersigned, being the original Incorporator herein named, for the purpose of forming a corporation under the General Corporation Act Okla. Stat. Ann. Tit. 18 § 1001 et seq. ("GCA") to do business both within and without the State of Oklahoma, do make and file this Certificate of Incorporation hereby declaring and certifying that the facts herein stated are true:

ARTICLE I
NAME

The name of the Corporation is Steele Oceanic Corporation.

ARTICLE II
PRINCIPAL OFFICE

The Corporation may maintain offices for the transaction of any business at such other places within or without the State of Oklahoma as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of Directors and shareholders held outside the State of Oklahoma with the same effect as if in the State of Oklahoma.

ARTICLE III
PURPOSE

The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Oklahoma.

ARTICLE IV
SHARES OF STOCK

Section 4.01 Stock. The Corporation shall have the authority to issue Nine Hundred Million (900,000,000) shares of stock, of which Eight Hundred Ninety Fifty Million (895,000,000) shares are designated as Common Stock, having a par value of $.0001 per share, and Five Million (5,000,000) shares are designated as Preferred Stock, having a par value $.0001 per share.

The Stock of the Company may be issued from time to time without action by the stockholders. The Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

Section 4.02 No Preemptive Rights. Holders of the Stock of the Corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Corporation authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Corporation, nor to any right of subscription thereto, other than the extent, if any, the Board of Directors in its discretion, may determine from time to time.

Section 4.03 Assessment of Shares. The Stock of the Corporation, after the amount of the subscription price has been paid in money, property or services, as the Directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Certificate of Incorporation shall not be amended in this particular.

Section 4.04 Preferred Shares. The preferred stock may be issued in series from time to time with such designations, preferences, and relative participating, optional, or other rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in a resolution and/ or Certificate of Designation providing for the issuance of such class, classes, or series adopted by the Board of Directors pursuant to the authority hereby given as provided by statute. No Preferred Stock shall be subject to any reverse split or reclassification which would result in the holder of any Preferred Stock owning lesser shares of Preferred Stock or receiving lesser Common Stock under any conversion rights established under a Certificate of Designation.

ARTICLE V
DIRECTORS

The business of this Corporation shall be managed by its Board of Directors. The number of such directors shall not be less than one (1) and, subject to such minimum may be increased or decreased from time to time in the manner provided in the By-Laws. The name(s) and address(s) of the initial members of the Board of Directors are as follows:

   Name                                                                                 Address

Scott Landow                                                               2658 Del Mar Heights Rd. Suite 520
San Diego, CA 92014

ARTICLE VI
INCORPORATOR

The name and address of the sole Incorporator is Scott Landow, 2658 Del Mar Heights Rd. Suite 520 San Diego, California, 92014.
.
ARTICLE VII
PERIOD OF DURATION

This Corporation is to have A PERPETUAL existence.

ARTICLE VIII
AMENDMENT

Subject at all times to the express provisions of Section 4.03 on the Assessment of Shares, the Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

ARTICLE IX
DENIAL OF PREEMPTIVE RIGHTS

Holders of Common Stock or Preferred Stock of this Corporation shall not have any preference, preemptive right or right of subscription to acquire shares of the corporation authorized or issued or to be authorized or issued, and convertible into shares of the corporation, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.
ARTICLE X
POWER OF DIRECTORS

In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:

(a) Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the corporation;

(b) To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the Corporation;

(c) To authorize the guaranty by the Corporation of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;

(d) To set apart out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;

(e) By resolution adopted by the majority of the whole Board, to designate one or more committees to consist of one or more Directors of the Corporation, which, to the extent provided on the resolution or in the By-Laws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to alternate papers which may require it. Such committee or committees shall have name and names as may be stated in the By-Laws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

All the corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise herein or in the By-Laws or by law.

ARTICLE XI
LIABILITY OF DIRECTORS AND OFFICERS

A Director or Officer of the Corporation shall not be personally liable to this Corporation or its stockholders for damages for breach of fiduciary duty as a Director or Officer, but this Article shall not eliminate or limit the liability of a Director or Officer for (i) acts or omission which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repeal or modification of this Article by stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation of the personal liability of a Director or Officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE XII
INDEMNITY
Every person who was or is a party to, or is threatened to be made a parry to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a Director of the Corporation, or who is serving at the request of the Corporation as a Director or Officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Oklahoma from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right, which may be enforced in any manner desired by such person. The expenses of Officers and Directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the Director or Officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right of such Directors, Officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at ail times the fullest indemnification permitted by the laws of the State of Oklahoma, and may cause the corporation to purchase or maintain Insurance on behalf of any person who is or was a director or officer

ARTICLE XII
REGISTERED OFFICE AND REGISTERED AGENT

Initial Registered Office and Initial Registered Agent. The address of the initial registered, office is 115 SW 89th Street, Oklahoma City, Oklahoma 73139, and the initial Registered Agent is National Registered Agents, Inc.

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of August, 2016, hereby declaring and certifying that the facts stated herein above are true.

_________________________________
Scott Landow, Incorporator